SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

ASA Gold and Precious Metals Limited

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Boaz R. Weinstein

Maryann Bruce

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

On April 30, 2025, Paul Kazarian (the “Petitioner”), as a director of ASA Gold and Precious Metals Limited (the “Fund”), filed a petition (the “Petition”) in the Supreme Court of Bermuda (the “Court”) against the Fund, Mary Joan Hoene, a director of the Fund, and William Donovan, a director of the Fund, seeking injunctive relief on the basis that (i) Ms. Hoene and Mr. Donovan breached their fiduciary duties to shareholders by improperly interfering with both the Fund’s 2025 annual general meeting of shareholders (the “2025 AGM”) and the special general meeting of shareholders (the “SGM”) requisitioned by funds advised by Saba Capital Management, L.P. (“Saba”).

The Petitioner is seeking, among other things, a Court order that (a) declares valid the Saba SGM requisition and regulates the conduct of the SGM requisitioned by Saba, including by ordering Ms. Hoene and Mr. Donovan to cooperate in Saba’s holding of the SGM and to not impede the SGM or any director elected therein, (b) declares the purported annual and special meeting requisition submitted by Ms. Hoene and Mr. Donovan and their group to be improper and invalid, (c) regulates the calling and conduct of the 2025 AGM, and (d) otherwise prohibits Ms. Hoene and Mr. Donovan from interfering with the proper conduct of the 2025 AGM and preventing their fellow directors from exercising their duties as directors of the Fund.

The foregoing description of the Petition is not complete and is qualified in its entirety by the full text of the Petition, which is below.

IN THE SUPREME COURT OF BERMUDA
CIVIL JURISDICTION
COMMERCIAL COURT
2025 No. ____

IN THE MATTER OF ASA GOLD AND PRECIOUS METALS LIMITED

AND IN THE MATTER OF SECTION 76 OF THE COMPANIES ACT 1981

BETWEEN:

PAUL KAZARIAN

Petitioner

- and -

(1) ASA GOLD AND PRECIOUS METALS LIMITED
(2) MARY JOAN HOENE
(3) WILLIAM DONOVAN

Respondents

PETITION

TO: His Majesty's Supreme Court of Bermuda

The **HUMBLE PETITION** of Paul Kazarian (**Petitioner**), as a director of ASA Gold and Precious Metals Limited (**Company**), SHOWETH as follows:

1. The Company is a Bermuda exempted company limited by shares which was registered on 29 April 2003 with registration number 33576. The Company's Bermuda registered office is currently Apex Corporate Services Ltd. (**Apex**), 58 Par-La-Ville Road, 4th Floor Vallis Building, Hamilton HM 11, Bermuda.

2. The objects for which the Company was formed and incorporated are as set forth in its Memorandum of Association. The Company currently operates as a non-diversified, closed-end fund. The Company's current business strategy is primarily investing in other companies engaged in the exploration, development, and mining of precious metals and minerals.

3. The Company is publicly traded on the New York Stock Exchange under the ticker symbol "*ASA*" and is registered with the United States (**US**) Securities and Exchange Commission.

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4. There are currently three members (i.e., registered shareholders) which hold or control more than 5% of the Company's outstanding common shares: Saba Capital Management, L.P. through certain of its wholly controlled affiliates (collectively, **Saba**), Lazard Asset Management LLC, and Morgan Stanley.

5. The Company currently has a four-person Board of Directors (**Board**) which was elected on 26 April 2024 at the Company's last annual general meeting (**AGM**). The current Board was elected to serve until the Company's 2025 AGM or until their respective successors are otherwise duly elected in accordance with the Company's Bye-Laws.

6. The Petitioner is a director of the Company who was elected at the 2024 AGM after being nominated for election by Saba (in its capacity as a shareholder of the Company). The other three directors elected at the 2024 AGM were Ketu Desai (who was also nominated by Saba) as well as the Respondents, Mary Joan Hoene and William Donovan (together, **Legacy Directors**).

7. Ms. Hoene currently serves as the Chair of the Board and has served as a director of the Company since 2014. Mr. Donovan has served as a director of the Company since 2020.

8. Both the Petitioner and Mr. Desai (together, **New Directors**) were first elected to the Board at the 2024 AGM. In addition to being a director of the Company, the Petitioner is also a Partner and Portfolio Manager with Saba. Mr. Desai is not employed by Saba.

9. On 7 April 2025, Saba (through certain of its affiliates) served a requisition letter (**Saba 2025 SGM Requisition**) on the Company's registered office which required the Board to convene a special general meeting (**SGM**) pursuant to section 74 of the *Companies Act 1981*.

10. The Board failed to convene Saba's requisitioned SGM within the 21 days required by section 74(3) of the *Companies Act 1981* due to the intransigence of the Legacy Directors. As a result, Saba has itself convened the SGM on behalf of the Company. As set forth below, the Legacy Directors refused to convene the Saba requisitioned SGM unless the New Directors agreed to certain conditions that would allow the Legacy Directors, acting by and through the Board's Litigation Committee, to nominate their own director candidates.

11. On 9 April 2025, the Legacy Directors and several other individuals and entities (collectively, **MJH Group**), none of which were "*members*" of the Company as defined in the *Companies Act 1981*, served a requisition letter (**MJH Group Requisition**) on the Company's registered office.

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12. The MJH Group Requisition purported to require pursuant to section 79 of the *Companies Act 1981* that the Board circulate certain resolutions to be voted on by the shareholders at the Company's 2025 AGM or, alternatively, purported to require pursuant to section 74 of the *Companies Act 1981* that the Board convene a SGM for the same purpose.

13. The MJH Group Requisition is legally invalid because it does not comply with the shareholding threshold requirements set out in both sections 74 and 79 of the *Companies Act 1981*. None of the participants in the MJH Group were "*members*" of the Company as defined in the *Companies Act 1981*. The Board has not acted on the MJH Group Requisition due to its invalidity, but the Legacy Directors refuse to acknowledge that invalidity and are instead seeking to compel the Company to act in order to advance their own personal interests at the Company's expense.

14. The Petitioner, as a director of the Company, has a duty to act in the best interests of the Company. That includes ensuring the Board properly calls, holds, and conducts all general meetings of the Company in accordance with the Company's Bye-Laws, the *Companies Act 1981*, and Bermuda law. The Legacy Directors have breached their fiduciary duties with respect to the Company's 2025 AGM, Saba's shareholder requisitioned SGM, and the MJH Group Requisition. That includes by repeatedly acting to interfere with the rights and obligations of the New Directors.

15. The Petitioner therefore has a duty to seek the intervention of the Court. The Petitioner's duty means ensuring the proper holding and conduct of all Company meetings going forward (whether requisitioned by shareholders or called on the initiative of the Board.

16. Towards that end, the Petitioner respectfully requests that the Court prohibit the Legacy Directors from improperly interfering with the Company's 2025 AGM and Saba's shareholder requisitioned SGM, so that those meetings can be properly called, held, and conducted in accordance with Bermuda law.

17. The Petitioner seeks an Order pursuant to section 76 of the *Companies Act 1981* which, among other things, (a) regulates the conduct of the SGM requisitioned by Saba, (b) declares the MJH Group Requisition to be invalid, (c) regulates the calling and conduct of the 2025 AGM, and (d) otherwise prohibits the Legacy Directors from interfering with the proper conduct of Saba's SGM and the Company's 2025 AGM.

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Company's Prior Board and the Shareholder Rights Plans

18. As at 1 December 2023, the Company had five directors: Ms. Hoene, Mr. Donovan, Anthony J. Artabane, Bruce Hansen, and Axel Merk (collectively, **Prior Board**).

19. Mr. Merk is the President and Chief Investment Officer of the Company's investment manager, Merk Investments LLC (**Merk**), as well as the Company's current Chief Operating Officer. The other four directors on the Prior Board were independent from the Company's management.

20. On 1 December 2023, Saba and certain of its affiliates (which at that time held a beneficial interest in approximately 13.74% of the Company's then-outstanding shares) delivered to the Company a written requisition notice pursuant to section 79 of the *Companies Act 1981* (**Saba 2024 AGM Requisition**).

21. The Saba 2024 AGM Requisition stated that Saba would be nominating five individuals to stand for election as directors at the Company's 2024 AGM. That included the Petitioner, Mr. Desai, Frederic Gabriel, Garry Khasidy, and Pierre Weinstein.

22. On 29 December 2023, Mr. Artabane retired from the Prior Board with immediate effect. On the same day, the remaining directors on the Prior Board (Ms. Hoene, Mr. Donovan, Mr. Hansen, and Mr. Merk) convened a Board meeting and approved the reduction of the Board's size from five to four directors, effective as of the date of Mr. Artabane's resignation. In response, Saba reduced its slate of requisitioned director candidates from five to four (which still included the New Directors).

23. By reducing the size of the Board to four directors, the Prior Board intentionally created the possibility for a future Board "*deadlock*" if the directors elected at the 2024 AGM split two-two on any issue.

24. On 31 December 2023, the Prior Board adopted a limited-duration shareholder rights plan, also known as a "*poison pill*" (**Rights Plan**), which was set to expire on 29 April 2024. The Rights Plan had the goal and immediate effect of blocking Saba (as shareholder of the Company) from acquiring additional shares of the Company's common stock.

25. On 31 January 2024, Saba (as shareholder of the Company) filed a lawsuit in the United States District Court for the Southern District of New York against the Company and the members of the Prior Board (**US Rights Litigation**). That litigation challenged the validity of the Rights Plan on the grounds that it violated US securities law.

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Company's 2024 AGM

26. The Prior Board scheduled the Company's 2024 AGM to occur on 26 April 2024.

27. The Saba 2024 AGM Requisition had proposed a slate of director candidates for election at the 2024 AGM based on an explicit platform of changing the direction of the Company. That included changing the Company's business focus away from exclusively precious metals and terminating the Company's Investment Management Agreement with Merk (with Mr. Merk still being a director of the Company at that time as a member of the Prior Board).

28. In response, the Prior Board attempted to make it more difficult for Saba to achieve its proposed changes to the Company by, among other things, seeking shareholder approval for certain proposals at the 2024 AGM which directly targeted Saba and its planned changes to the Company.

29. On 12 April 2024, Institutional Shareholder Services Inc. (**ISS**), a leading proxy advisory firm, recommended that the Company's shareholders vote to elect the New Directors at the 2024 AGM. Institutional shareholders will generally follow the recommendations of ISS when voting their proxies at company meetings.

30. At that time, the Prior Board was already scheduled to hold a Board meeting on 25-26 April 2024 in advance of the 2024 AGM. However, after learning ISS had endorsed the New Directors for election at the 2024 AGM, the Prior Board called a special Board meeting on 23 April 2024 (**23 April 2024 Board Meeting**).

31. The meeting minutes from the 23 April 2024 Board Meeting set out how the Prior Board took steps to entrench its members' control over certain key corporate governance powers, as well as to purposefully create the possibility for a future Board deadlock, in the event that (as expected) the Prior Board lost two Board seats at the 2024 AGM.

32. The Prior Board next met at its regularly scheduled Board meeting on 25-26 April 2024 (**25-26 April 2024 Board Meeting**). At that meeting, the Prior Board discussed the establishment of new Board committees designed to exclude any newly elected directors from the governance of the Company, as well as the delegation of powers to the new Board committees to act on matters related to the Rights Plan and the US Rights Litigation.

33. Towards that end, the Prior Board ultimately approved the formation of the Rights Plan Committee and Litigation Committee, with immediate effect, only minutes prior to the start of the Company's 2024 AGM.

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34. The Prior Board formed the Rights Plan Committee and Litigation Committee for the purpose of entrenching the decisions of the Prior Board. The Rights Plan and Litigation Committees Resolution does that by purporting to confer exclusive power on any re-elected directors from the Prior Board (i.e., the Legacy Directors), and by excluding from management any newly elected directors (i.e., the New Directors) through depriving them of their full duties, powers, and functions as directors of the Company.

35. The Prior Board took steps at the 25-26 April 2024 Board Meeting to exclude any newly elected directors from full participation in the governance of the Company, notwithstanding the fact that the excluded directors would have been duly elected by the Company's shareholders at the 2024 AGM.

36. On 26 April 2024, at the 2024 AGM, each of the Petitioner, Mr. Desai, Ms. Hoene, and Mr. Donovan were duly elected as directors by the Company's shareholders. The Petitioner received approximately 6.9 million votes and Mr. Desai received approximately 8.9 million votes. The Legacy Directors received less votes than both the Petitioner and Mr. Desai, but they were still the director candidates with the third and fourth most votes. Mr. Merk received only 3.5 million votes and was therefore not re-elected to the Board by the Company's shareholders.

37. The shareholders' rejection of Mr. Merk, as well as the rejection of the Prior Board's various Saba-targeted proposals at the 2024 AGM, demonstrated that a majority of the shareholders wanted the Board to explore alternatives to the Company's current precious metals strategy, and also wanted to explore alternatives to Merk as the Company's investment manager. Despite that, the Legacy Directors chose to ignore the shareholders' clear and resounding rejection at the 2024 AGM of the Prior Board's improper entrenchment and failed agenda.

38. Following the 2024 AGM, Mr. Desai was appointed to the Board's Nominating, Audit, and Ethics Committee (**Nominating Committee**) along with both of the Legacy Directors. However, despite constituting half of the Board, both of the New Directors were excluded from the Rights Plan Committee and the Litigation Committee (even though Mr. Desai was not employed by or affiliated with Saba).

39. The Legacy Directors have subsequently used the Litigation Committee as the primary vehicle to effect the ongoing breach of their fiduciary duties to the Company, as well as to continually act contrary to the Bye-Laws, all of which has been aimed at excluding the New Directors and attacking Saba.

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Invalidity of the Rights Plan Renewals

40. On 23 August 2024, the Legacy Directors (as the only members of the Rights Plan Committee) unilaterally renewed the Rights Plan until 20 December 2024. That was the second of four times that the Legacy Directors unilaterally renewed the Rights Plan, the other three times being in April 2024, December 2024, and March 2025.

41. On 28 March 2025, US District Judge J. Clarke issued an Opinion and Order in the US Rights Litigation (**US Rights Litigation Judgment**) which granted Saba summary judgment and declared that the Legacy Directors' renewal of the Rights Plan had violated the US *Investment Company Act of 1940*.

42. The primary finding of the US Rights Litigation Judgment was that, under US securities law, a poison pill is not intended to allow for the indefinite entrenchment of existing company management. While the *Investment Company Act of 1940* does permit a company to implement a poison pill under certain circumstances, the poison pill must expire after 120 days. There are limited circumstances where a poison pill may be renewed, but it is not intended to remain in place indefinitely.

43. The US Rights Litigation Judgment therefore found that the Legacy Directors' renewals of the Rights Plan by the Legacy Directors "*violated the 120-day expiration requirement*" in the *Investment Company Act of 1940*. Judge Clarke also found that the Legacy Directors' conduct supported "*an inference of entrenchment*" and ordered the Rights Plan to be rescinded.

44. On 31 March 2025, being the next business day after the release of the US Rights Litigation Judgment, the Legacy Directors (acting through the Rights Plan Committee) re-adopted substantively the same Rights Plan which had just been invalidated by the US Rights Litigation Judgment.

45. On 18 April 2025, Saba (as shareholder of the Company) filed a new proceeding in US District Court against the Company and the Legacy Directors. Saba's second proceeding claims that the Legacy Directors' re-adoption of the Rights Plan on 31 March 2025 violated US securities law was in direct contravention of the US Rights Litigation Judgment. The second proceeding remains ongoing.

Company's 2025 AGM

46. The Company's 2025 AGM has not yet been called by the Board, but it must be held by 30 November 2025 in accordance with US law. The Board continues to actively discuss the 2025 AGM. However, the intransigence of the Legacy Directors has prevented the Board from actually calling the 2025 AGM.

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47. On 19 September 2024, Saba (as a shareholder of the Company) submitted a notice of requisition (**Saba 2025 AGM Requisition**) pursuant to section 79 of the *Companies Act 1981*. That requisition required the Board to put certain resolutions to the shareholders at the 2025 AGM which propose a slate of director candidates for election to the Board. Saba's proposed slate of director candidates included the New Directors as well as Karen Caldwell and Neal Neilinger.

48. Following the Company's receipt of the Saba 2025 AGM Requisition, a regular Board meeting was scheduled to occur on 24 September 2024 (**24 September 2024 Board Meeting**). However, just before that Board meeting began, the Company's Secretary (Zachary Tackett, an employee of Apex) circulated at the behest of the Legacy Directors a previously unannounced "*Proposed Resolution for Director Nominations / Contested Election at 2025 AGM*" (**Litigation Committee Proposal**).

49. The Legacy Directors' Litigation Committee Proposal suggested that the Board's Litigation Committee (which only included the Legacy Directors) had the authority to propose on behalf of the full Board a slate of director candidates for election by the Company's shareholders at the 2025 AGM.

50. The Litigation Committee Proposal was contrary to the Company's Bye-Laws and the Charter of the Nominating, Audit, and Ethics Committee dated 15 December 2022 (**Nominating Committee Charter**), which together require the Nominating Committee to recommend director candidates for consideration and approval by the full Board. A majority vote of the full Board is then required before any director candidates can be proposed for election by the shareholders at the Company's 2025 AGM.

51. Absent the approval of the full Board, there was no legal basis or requirement for the Board to propose a Company slate of director candidates for election at the 2025 AGM. The Saba 2025 AGM Requisition meant there was already a slate of director candidates available for election by the shareholders at the 2025 AGM. The 2025 AGM will therefore have the necessary director candidates available for election by the shareholders in order to comply with the requirements of the *Companies Act 1981* (regardless of whether the Board proposes its own Company slate of director candidates).

52. Despite its clear invalidity, the Legacy Directors still attempted to negotiate the Litigation Committee Proposal with the New Directors at the 24 September 2024 Board Meeting in order to "*settle*" the Saba 2025 AGM Requisition. Mr. Donovan even threatened that, if the New Directors refused to agree to the Litigation Committee Proposal, the Legacy Directors would use the Litigation Committee to propose their own slate of director candidates, purportedly on behalf of the full Board, for election by the shareholders at the 2025 AGM.

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53. The Litigation Committee Proposal, and Mr. Donovan's threat to use the Litigation Committee to propose a slate of director candidates on behalf of the full Board, was intended to ensure that the Legacy Directors and/or some other persons selected by the Legacy Directors would be proposed as director candidates for election at the 2025 AGM. As the Legacy Directors only purport to beneficially own less than 1% of the shares of the Company, the Litigation Committee Proposal would allow them an avenue to perpetuate the entrenchment of their control of the Company.

54. On 25 February 2025, the New Directors proposed that the Board convene the Company's 2025 AGM to be held on a date in April 2025, provided that the Legacy Directors would agree to comply with the Company's Bye-Laws and refrain from using the Litigation Committee to improperly propose a slate of director candidates on behalf of the full Board for election by the shareholders at the 2025 AGM. The Legacy Directors refused to convene the 2025 AGM on that basis.

55. Despite the Litigation Committee Proposal being contrary to the Company's Bye-Laws, the Legacy Directors have not agreed to refrain from (a) using the Litigation Committee to review potential director candidates, (b) unilaterally recommending director candidates for approval by the Board, or (b) unilaterally proposing director candidates for election by the shareholders at the 2025 AGM.

56. The Legacy Directors (who constitute two of the three members of the Nominating Committee) are instead intentionally interfering with the Board's proper consideration and approval of director candidates for the 2025 AGM. That is because the New Directors will not agree to include the Legacy Directors in the Board's approved slate of director candidates for the 2025 AGM.

57. The Board has continued to discuss the date and conduct of the 2025 AGM, including as part of the Board meetings which occurred on 16 December 2024, 16 January 2025, 17 March 2025, 28 March 2025, 9 April 2025, and 28 April 2025. However, the Board has been unable to call the 2025 AGM because the Legacy Directors continue to act contrary to the Company's Bye-Laws, the Nominating Committee Charter, and the will of the Company's shareholders generally.

58. The Legacy Directors have so far refused to agree to a practically workable date for the 2025 AGM or to conduct the 2025 AGM in accordance with the Company's Bye-Laws. That includes the Legacy Directors' refusal to agree to refrain from using the Litigation Committee to improperly propose a slate of their own director candidates for election by the shareholders at the 2025 AGM, as well as the refusal to engage with the New Directors regarding the proper protocols for conducting the 2025 AGM in accordance with the Bye-Laws and Bermuda law.

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59. The Legacy Directors have purposefully prevented the Board from properly calling and conducting the 2025 AGM and are otherwise excluding the New Directors from fully exercising their rights as directors of the Company in relation to the 2025 AGM. The Company requires the Court's assistance in order to restrain the misconduct of the Legacy Directors and allow the Company's 2025 AGM to be properly called and conducted without improper interference.

Saba 2025 SGM Requisition

60. On 7 April 2025, Saba served the Saba 2025 SGM Requisition on the Company.

61. As at 7 April 2025, Saba was the registered holder of 10.12% of the Company's paid-up share capital through certain of its affiliates.

62. The Saba 2025 SGM Requisition required the Board to convene the SGM so that the Company's shareholders could vote on approving the following proposals:

   a. **Proposal 1**: To increase the size of the Board from four to five directors; and

   b. **Proposal 2**: Subject to the shareholders approving Proposal 1, to nominate, appoint, and vote to elect Maryann Bruce as a director of the Company to fill the new vacant seat on the Board.

63. On 9 April 2025, the Board held a meeting (**9 April 2025 Board Meeting**) in order to, among other things, discuss convening the SGM requisitioned by Saba. The Board was unable to agree on the details for calling, holding, and conducting the SGM due to the intransigence of the Legacy Directors.

64. The Legacy Directors refused to convene Saba's SGM unless the meeting was held at the same time as the Company's 2025 AGM, which the Legacy Directors insisted should include the slate of director candidates demanded by the invalid MJH Group Requisition. This was particularly problematic because, as with the Litigation Committee Proposal, the Legacy Directors sought to have the director candidates listed in the MJH Group Requisition presented at the 2024 AGM as a slate proposed on behalf of the Company rather than as requisitioned by the Company's shareholders (which was also impossible because the MJH Group did not include any registered shareholders of the Company).

65. The Legacy Directors refused to acknowledge the invalidity of the MJH Group Requisition when the New Directors raised its non-compliance with the requirements of section 74 and 79 of the *Companies Act 1981* (as explained further in the next section). That was despite the Board being unable to act on the legally invalid MJH Group Requisition.

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66. The Legacy Directors have refused to convene Saba's requisitioned SGM unless the New Directors agree to act on the invalid MJH Group Requisition despite the clear conflict of interest that poses for the Legacy Directors. The Legacy Directors being named requisitionists on the MJH Group Requisition.

67. On 28 April 2025, the Board once again held a meeting (**28 April 2025 Board Meeting**) in order to discuss, among other things, convening Saba's requisitioned SGM. However, the Legacy Directors refused to vote in favour of the New Directors' proposed resolutions convening the SGM. The New Directors submitted proposed Resolutions (**Proposed SGM Resolutions**) to, among other things, set a date for Saba's SGM and provide that "*following the SGM, the Board as then constituted will meet to select the date for the* [2025 AGM]." The Legacy Directors voted against the Proposed SGM Resolutions.

68. On 29 April 2025, after the Board failed to convene the SGM within 21 days contrary to section 74(3) of the *Companies Act 1981*, Saba convened the SGM itself. Saba did so by serving notice of the SGM (**Saba SGM Notice**) on the Company's shareholders in accordance with the Company's Bye-Laws.

69. The Saba SGM Notice provided for a virtual meeting which is scheduled to occur at 11:00 a.m. Eastern Time on 13 June 2025, at which time the Company's shareholders will be allowed to vote on Saba's Proposals 1 and 2.

70. The Legacy Directors are attempting to interfere with the proper conduct of the SGM because they know that it will result in the Company's shareholders electing a fifth director to the Board. That will break the intentional deadlock created by the Prior Board. The full Board will then be able to act in the best interests of the Company by rescinding the Rights Plan, ending the exclusion of the New Directors, and otherwise undoing the Legacy Directors' efforts to entrench their control of the Company.

MJH Group Requisition and Further Requisition Efforts

71. On 9 April 2025, the MJH Group served the MJH Group Requisition on the Company.

72. As at 9 April 2025, the MJH Group purportedly had a beneficial interest in 5.23% of the Company's voting shares, with the shares being legally owned by broker-dealers. In other words, none of the MJH Group were "*members*" of the Company (i.e., registered shareholders) as defined in the *Companies Act 1981*.

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73. Additionally, three participants in the MJH Group (Alexander Merk, James Holtz, and George Meyer) purchased some or all of their beneficial interest in 1.84% of the Company's shares on margin. Shares purchased on margin cannot be moved to the Company's Register of Members. As a result, it is impossible for the MJH Group to become registered shareholders of more than 5% of the Company's voting shares.

74. The MJH Group Requisition purported to require the Board to do the following:

   a. Circulate resolutions at the Company's 2025 AGM to nominate, appoint, and vote to elect Mr. Donovan, Jay Baris, J. Dan Denbow, and Douglas Groh as directors of the Company; or

   b. If the 2025 AGM had not been scheduled by 9 April 2025 (which it was not), to convene a SGM to nominate, appoint, and vote to elect Mr. Donovan, Mr. Baris, Mr. Denbow, and Mr. Groh as directors of the Company.

75. The MJH Group Requisition is legally invalid under Bermuda law for the following reasons:

   a. The MJH Group does not constitute (and can never constitute) members of the Company which hold at least 5% of voting rights at the 2025 AGM, which is a threshold requirement in order to requisition AGM resolutions pursuant to section 79 of the *Companies Act 1981*;

   b. The MJH Group did not constitute members of the Company holding at least 10% of the Company's paid-up share capital as at 9 April 2025, which is a threshold requirement in order to requisition a SGM pursuant to section 74 of the *Companies Act 1981*; and

   c. Even if the MJH Group did constitute members of the Company holding at least 10% of the Company's paid-up share capital as at 9 April 2025, the MJH Group cannot validly requisition a SGM to appoint four new directors to the Board without first creating enough vacant Board seats for all of those director candidates to fill.

76. The Board first discussed the invalidity of the MJH Group Requisition at the 9 April 2025 Board Meeting. However, the Legacy Directors refused to acknowledge its invalidity when the foregoing issues with the MJH Group Requisition were raised by the New Directors.

77. On 14 April 2025, the New Directors sent a letter to Apex requesting to inspect the Company's books and records related to the MJH Group Requisition and its related materials. The Company produced certain records on 18 April 2025 in response to the New Directors' request.

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78. The records provided by Apex revealed that the MJH Group Requisition and its related materials were drafted, organised, and submitted the Legacy Directors (purportedly by the Litigation Committee) with the assistance of the Legacy Directors' US legal counsel (Ropes & Gray LLP), the Company's Secretary (Mr. Tackett), the Company's Compliance Officer (Jack Huntington), the Company's Chief Operating Officer (Mr. Merk), and the Company's external legal counsel (K&L Gates LLP). None of that was known to the New Directors until 18 April 2025.

79. The actions taken by the Legacy Directors and the Company with respect to the MJH Group Requisition was contrary to Bermuda law, as only registered shareholders (and **not** committees of the Board) can submit requisitions pursuant to sections 74 and 79 of the *Companies Act 1981*. The Legacy Director's conduct is also contrary to the Bye-Laws because the Legacy Directors used the Company's resources and confidential information to advance their own personal beneficial interest in certain shares of the Company (given they are participants in the MJH Group).

80. On 25 April 2025, the Company's Secretary (Mr. Tackett) circulated materials for the 28 April 2025 Board Meeting. Those materials included a solicitation letter dated 23 April 2025 (**Litigation Committee Solicitation Letter**) which was addressed to the Company's shareholders and purportedly sent by the Legacy Directors through the Litigation Committee on behalf of the Company.

81. The Litigation Committee Solicitation Letter enclosed a requisition consent card (**Requisition Consent Card**) which request that the Company's shareholders consent to convene the MJH Group's SGM. The Litigation Committee Solicitation Letter and the Requisition Consent Card appear intended to try and cure certain of the legal deficiencies with the MJH Group Requisition.

82. The Requisition Consent Card was not included in the materials circulated to the Board by the Company's Secretary on 25 April 2025. However, Ms. Hoene provided the card shortly after the 28 April 2025 Board Meeting, as the Petitioner had requested to see it. The Requisition Consent Card has been or will be mailed, together with the Litigation Committee Solicitation Letter, by the Legacy Directors to all of the Company's shareholders in order to solicit new participants in the MJH Group.

83. The Legacy Directors stated at the 28 April 2025 Board Meeting that, because their efforts relating to the MJH Group Requisition have so far been unsuccessful, their new plan is to utilize the Litigation Committee to seek to obtain the consent of 10% of the Company's shareholders so that the Litigation Committee can convene a SGM in order to present their own slate of candidate directors to compete with Saba's proposed candidate directors.

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84. The only way the Legacy Directors could directly mail the Litigation Committee Solicitation Letter and Requisition Consent Card to all shareholders is by either providing their solicitation materials to Broadridge Financial Solutions, Inc. (**Broadridge**) with instructions on behalf of the Company to distribute such materials, or by using the Company's confidential list of non-objecting beneficial owners (**NOBO List**), which is a list of all parties that hold shares in "*street name*."

85. The Legacy Directors intend to use either the Company's Broadridge account or the NOBO List to help the MJH Group solicit registered shareholders holding at least 10% of the Company's paid-up share capital, so that the MJH Group can validly requisition a SGM pursuant to section 74 of the *Companies Act 1981*.

86. The Requisition Consent Card is invalid because only registered shareholders as at the date of the MJH Group Requisition (and not committees of the Board) can requisition a SGM pursuant to section 74 of the *Companies Act 1981*. The Litigation Committee cannot purport to act on behalf of the Company in order to requisition a SGM by soliciting the consent of the Company's shareholders, and cannot use confidential information of the Company to do so.

87. The Litigation Committee Solicitation Letter is also a violation of US Federal securities law.

88. The Litigation Committee Solicitation Letter is improper because it misrepresents to the shareholders that the letter is being sent on behalf of the Company. It is actually being sent by the Legacy Directors using Company resources in order to advance their own personal beneficial interest in the shares of the Company. The Litigation Committee Solicitation Letter and Requisition Consent Card also falsely states that the solicitation is from the Litigation Committee, when it is really the Legacy Directors who are using Company resources (such as the NOBO List) in order to advance their own personal beneficial interest in the shares of the Company by nominating their own slate of director candidates.

89. It is clear that Mr. Tackett (acting as the Company's Secretary) was actively working with the Legacy Directors to advance the invalid MJH Group Requisition. The New Directors' US legal counsel therefore sent a letter to Apex objecting to Mr. Tackett's improper involvement with and assistance to the MJH Group. In response, Apex notified the Company that it was resigning as the Company's Secretary.

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90. The Legacy Directors (as participants in the MJH Group) continue to seek to force the Company to act on the MJH Group Requisition despite it being invalid under Bermuda law. That is because, if the Legacy Directors cannot nominate their own slate of directors for election to the Board, the Legacy Directors will be unable to maintain the entrenchment of their power and otherwise exclude any newly elected directors from the governance of the Company.

YOUR PETITIONER THEREFORE HUMBLY PRAY AS FOLLOWS

91. An Order pursuant to section 76 of the *Companies Act 1981* which directs and/or declares the following with respect to the Saba 2025 SGM Requisition:

    a. Saba's requisitioned SGM was validly called in accordance with the *Companies Act 1981*;

    b. The Company and the Board shall provide Saba with any and all cooperation which Saba requires in order to properly hold and conduct the SGM;

    c. The results of the votes at the SGM shall be published forthwith by the Company in compliance with the requirements of Bermuda and US law and shall be in all respects the legal, proper, and effective election of directors pursuant to the Company's Bye-Laws and the *Companies Act 1981*;

    d. The current Board of the Company shall take all steps necessary to permit, and shall take no steps to impede, directly or indirectly, Saba's holding and conduct of the SGM; and

    e. The current Board of the Company shall take all steps necessary to permit, and shall take no steps to impede, directly or indirectly, any director elected at the SGM in the exercise of their duties, powers, and functions as a director of the Company.

92. An Order pursuant to section 76 of the *Companies Act 1981* which directs and/or declares the following with respect to the MJH Group Requisition:

    a. The MJH Group Requisition is invalid and does not satisfy the statutory requirements necessary to requisition AGM resolutions or a SGM pursuant to the *Companies Act 1981*;

    b. The Litigation Committee Solicitation Letter is improper, the Requisition Consent Card is invalid, and neither shall be used by the Board or the Company as justification for acting on the MJH Group Requisition or any further requisition by the Legacy Directors (acting in their capacity as directors of the Company); and

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c. The Company and the current Board shall not otherwise take any steps, directly or indirectly, to circulate the MJH Group Requisition's proposed AGM resolutions, to convene the proposed SGM, or to further distribute the Litigation Committee Solicitation Letter and the Requisition Consent Card.

93. An Order pursuant to section 76 of the *Companies Act 1981* which directs the following with respect to the Company's 2025 AGM:

a. The Company's 2025 AGM shall be called and held on a date which is after the date of Saba's SGM, and which date shall be no later than 30 November 2025 (as required by US law);

b. The date of the 2025 AGM, as well as all other details related to the calling, holding, and conduct of the 2025 AGM, shall be determined based on a majority vote of the Company's full Board in accordance with the applicable Bye-Laws;

c. The slate of director candidates proposed by the Saba 2025 AGM Requisition shall be put to the shareholders for election at the 2025 AGM;

d. A majority of the Company's full Board shall vote to approve any other slate of director candidates which is proposed on behalf of the Board or the Company for election at the 2025 AGM;

e. Only the Board's Nominating Committee shall have the power to recommend director candidates to the full Board for consideration and approval (which approval can only be granted based on a majority vote of the Board) prior to being proposed on behalf of the Board or the Company for election at the 2025 AGM;

f. The Board's Litigation Committee shall not have the power to usurp the responsibilities of the Board's Nominating Committee by recommending director candidates to the full Board for consideration and approval (which approval can only be granted based on a majority vote of the Board) prior to being proposed on behalf of the Board or the Company for election at the 2025 AGM;

g. The Board's Litigation Committee shall not have the power to exclude the full Board by unilaterally (without a majority vote of the full Board) proposing a slate of director candidates on behalf of the Board or the Company for election at the 2025 AGM; and

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h. The Board's Litigation Committee shall take all steps necessary to permit, and shall take no steps to interfere with, directly or indirectly, the full Board calling, holding, and conducting the 2025 AGM.

94. An Order pursuant to section 76 of the *Companies Act 1981* which provides the following ancillary and consequential directions in relation to the conduct of the Board and the Company's general meetings:

a. The Litigation Committee, any other committee of the Board, the Company's directors, officers, employees, servants, agents, and any other party acting on the Company's behalf, shall not participate in, assist with, or utilize the Company's resources to solicit any shareholder requisition pursuant to section 74 or 79 of the *Companies Act 1981*, except with explicit approval based on a majority vote of the full Board;

b. Ms. Hoene and Mr. Donovan (acting in their capacity as directors of the Company), as well as their servants, agents, and any other party acting on their behalf, shall not interfere with the rights of the Petitioner and Mr. Desai (acting in their capacity as directors of the Company) by acting in a manner which excludes the Petitioner and Mr. Desai from the governance of the Company or the conduct of the Company's general meetings; and

c. Ms. Hoene and Mr. Donovan (acting in their capacity as directors of the Company), as well as their servants, agents, and any other party acting on their behalf, shall not otherwise take any steps to interfere, directly or indirectly, with either the Petitioner's or Mr. Desai's exercise of their duties, powers, and functions as directors of the Company.

95. The Respondents shall pay the costs of this application forthwith on a full indemnity basis.

96. Such further or other relief as the Petitioner may request and this Honourable Court may deem fit.

DATED this 30th day of April 2025

Carey Olsen Bermuda Ltd

CAREY OLSEN BERMUDA LIMITED
Rosebank Centre, 5th Floor
11 Bermudiana Road
Pembroke HM 08
Attorneys for the Petitioner

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